Exhibit 99.2

news release	FOR IMMEDIATE RELEASE

Contact Information:

Aegis Communication Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Announces Late Filing of Quarterly Report

IRVING, TEXAS — November 14, 2003 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS) announced today that it has filed a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission.  In this Notification of Late Filing, Aegis disclosed that it would be unable to file its quarterly report on Form 10-Q within the prescribed time period because of the transaction it completed on November 5, 2003 with Deutsche Bank AG—London acting through DB Advisors, LLC as investment advisor and Essar Global Limited, which transaction Aegis disclosed on a current report on Form 8-K filed on November 6, 2003.  Aegis stated that it would need additional time to complete its review of the transaction and related disclosures, and represented that it would file the quarterly report on Form 10-Q on or before the fifth calendar day following the prescribed due date.  Aegis intends to file the quarterly report by no later than November 19, 2003.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that shows companies how to make customer care and acquisition more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 4,300 people and utilizing over 5,100 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”.  Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; the ability, means, and financial markets willingness to finance our operations; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward-looking statements